Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-71744, 333-88812, 333-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342 and 333-150258 on Form S-8 of our reports dated March 10, 2009, relating to the financial statements and financial statement schedule of Kopin Corporation, and the effectiveness of Kopin Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 27, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2009